KABANI & COMPANY, INC.
Certified Public Accountants
8700 Warner Avenue. Suite # 200, Fountain Valley, CA 92708

Phone (714) 849-1543

Fax (714) 596-0303

www.kabanico.com

November 19, 2003

Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

Re: Southern States Power Company, Inc.

    SEC file number 000-28567

We have read the statements that we understand Southern States Power Company, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Kabani & Company, Inc.